Exhibit 99

RPC, Inc. Reports Third Quarter 2013 Financial Results

ATLANTA, October 23, 2013 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the third quarter ended September 30, 2013. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, and in selected international markets.

For the quarter ended September 30, 2013, revenues increased 4.0 percent to $491.1 million compared to $472.4 million in the third quarter of last year. Revenues increased compared to the prior year primarily due to higher activity levels in several of our largest service lines, partially offset by lower pricing in all of our service lines. Operating profit for the third quarter decreased to $85.8 million compared to operating profit of $102.4 million in the same period the prior year, principally because of lower pricing for our services. Net income was $53.8 million or $0.25 diluted earnings per share, compared to $66.0 million or $0.30 diluted earnings per share in the same period last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) decreased by 10.9 percent to $140.3 million compared to $157.6 million in the prior year. 1

Cost of revenues during the third quarter of 2013 was $303.7 million, or 61.8 percent of revenues, compared to $271.4 million, or 57.4 percent of revenues, in the prior year. Cost of revenues increased primarily due to materials and supplies expenses resulting from higher activity levels and increased service intensity in our pressure pumping service line. Cost of revenues as a percentage of revenues increased due primarily to competitive pricing for our services.

Selling, general and administrative expenses were $47.1 million in the third quarter of 2013, compared to $43.0 million in the same period the prior year. As a percentage of revenues, these costs increased to 9.6 percent in 2013 compared to 9.1 percent last year. Our selling, general and administrative expenses are relatively fixed during the short term, but were higher in the third quarter of 2013 compared to the third quarter of 2012 due to additional support personnel and higher bad debt expense. Depreciation and amortization decreased slightly to $53.2 million during the quarter compared to $54.1 million last year.

For the nine months ended September 30, 2013, revenues decreased 6.8 percent to $1.4 billion compared to $1.5 billion last year. Net income was $129.3 million, or $0.60 diluted earnings per share, compared to $219.1 million, or $1.01 diluted earnings per share in the same period last year.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

3rd Quarter 2013 Earnings Release

“We are pleased with RPC’s financial results during the third quarter of 2013,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “In spite of flat overall industry activity, a depressed natural gas drilling market and continued intense competition, we achieved strong operational execution in service-intensive completion operations which allowed our equipment and personnel to be more effectively utilized. Our performance enabled us to generate a year-over-year quarterly revenue increase for the first time since the second quarter of 2012. The average U.S. domestic rig count during the third quarter was 1,770, a 7.1 percent decrease compared to the same period in 2012, and an increase of less than one percent compared to the second quarter of 2013. The average price of natural gas was $3.54 per Mcf, a 23.3 percent increase compared to the prior year, but a decrease of 10.8 percent compared to the second quarter of 2013. The average price of oil during the quarter was $106.37 per barrel, a 14.6 percent increase compared to the prior year and an increase of 13.1 percent compared to the second quarter of 2013. The average price of benchmark natural gas liquids was $1.03 per gallon during the third quarter of 2013, a 14.7 percent increase compared to the third quarter of 2012, and a 12.4 percent increase compared to the second quarter of this year. The unconventional rig count, an important indicator of the demand for RPC’s services, decreased by 3.0 percent compared to the prior year, and during the third quarter of 2013 represented 75.4 percent of U.S. domestic drilling activity. Our sequential quarterly performance was better than industry metrics, due to higher equipment and personnel utilization, more favorable job mix, and improved logistical efficiencies. In addition, we did not experience the weather-related problems that negatively impacted our second quarter 2013 financial results.

“We are experiencing the benefits of improved drilling rig efficiency and higher service intensity, both of which positively impact RPC. However, competition for services remains intense, and we believe that it will remain so in the near term. These market conditions create inconsistent activity levels and financial results across our different markets and make our near-term financial results difficult to forecast.

“During the third quarter, we invested $51.4 million in maintenance and growth capital expenditures, a decline of $18.2 million compared to the third quarter of 2012. Also, during the third quarter we repurchased approximately 314,000 shares of our common stock on the open market. In spite of these cash outlays, the balance on our syndicated credit facility at the end of the quarter was $51.4 million, a decline of $15.8 million compared to the end of the second quarter of 2013, and a decline of $32.3 million compared to the end of the third quarter of 2012. We will continue closely monitoring our allocations of capital while maintaining our financial strength during this challenging period in the domestic oilfield,” concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

3rd Quarter 2013 Earnings Release

Technical Services revenues increased 5.1 percent for the quarter compared to the prior year due to higher service intensity and an improved job mix in our largest service lines within this segment. Support Services revenues decreased by 9.4 percent during the quarter compared to the prior year due principally to lower pricing in the rental tool service line, which is the largest service line within this segment. Operating profit in both Technical and Support Services declined due to more competitive pricing, and in Technical Services, due to higher materials and supplies expenses. Operating profit in Support Services also declined due to lower revenues.

(in thousands)	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012

Revenues:
Technical services	$458,168	$436,056	$1,276,209	$1,359,220
Support services	32,953	36,362	98,299	115,861
Total revenues	$491,121	$472,418	$1,374,508	$1,475,081
Operating Profit:
Technical services	$86,183	$98,708	$210,807	$334,610
Support services	6,022	10,004	19,361	36,532
Corporate expenses	(5,098)	(4,793)	(13,592)	(13,200)
Loss on disposition of assets, net	(1,268)	(1,551)	(5,665)	(4,859)
Total operating profit	$85,839	$102,368	$210,911	$353,083
Interest Expense	(283)	(441)	(1,565)	(1,687)
Interest Income	8	16	73	25
Other Income, net	1,279	1,104	1,643	1,144

Income before income taxes	$86,843	$103,047	$211,062	$352,565

RPC, Inc. will hold a conference call today, October 23, 2013 at 9:00 a.m. ET to discuss the results of the third quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (888) 364-3108 or (719) 325-2393 and using the access code #6207305. For those not able to attend the live conference call, a replay of the conference call will be available in the investor relations section of RPC, Inc.’s website (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

3rd Quarter 2013 Earnings Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, our belief that competition in our markets remains intense and that it will continue to be intense in the near term, and our plans to continue to closely monitor our allocations of capital while maintaining our financial strength during this challenging period in the domestic oilfield. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2012.

For information about RPC, Inc., please contact:

Ben M. Palmer

Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers

Vice President, Corporate Finance

(404) 321-2162

jlanders@rpc.net

3rd Quarter 2013 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended September 30, (Unaudited)	Third Quarter			Nine Months
	2013	2012	% BETTER (WORSE)	2013	2012	% BETTER (WORSE)
REVENUES	$491,121	$472,418	4.0%	$1,374,508	$1,475,081	(6.8)%
COSTS AND EXPENSES:
Cost of revenues	303,707	271,401	(11.9)	859,512	826,479	(4.0)
Selling, general and administrative expenses	47,096	43,016	(9.5)	139,621	131,058	(6.5)
Depreciation and amortization	53,211	54,082	1.6	158,799	159,602	0.5
Loss on disposition of assets, net	1,268	1,551	18.2	5,665	4,859	(16.6)
Operating profit	85,839	102,368	(16.1)	210,911	353,083	(40.3)
Interest expense	(283)	(441)	35.8	(1,565)	(1,687)	7.2
Interest income	8	16	(50.0)	73	25	192.0
Other income, net	1,279	1,104	15.9	1,643	1,144	43.6
Income before income taxes	86,843	103,047	(15.7)	211,062	352,565	(40.1)
Income tax provision	33,083	37,007	10.6	81,810	133,510	38.7
NET INCOME	$53,760	$66,040	(18.6)%	$129,252	$219,055	(41.0)%

EARNINGS PER SHARE
Basic	$0.25	$0.31	(19.4)%	$0.60	$1.02	(41.2)%
Diluted	$0.25	$0.30	(16.7)%	$0.60	$1.01	(40.6)%

AVERAGE SHARES OUTSTANDING
Basic	215,068	215,151		215,715	215,211
Diluted	216,142	216,645		216,862	216,819

3rd Quarter 2013 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(In thousands)
	2013	2012
ASSETS
Cash and cash equivalents	$22,937	$11,142
Accounts receivable, net	390,008	378,156
Inventories	128,203	142,558
Deferred income taxes	7,171	6,357
Income taxes receivable	15,088	3,103
Prepaid expenses	5,116	5,125
Other current assets	3,406	11,063
Total current assets	571,929	557,504
Property, plant and equipment, net	736,829	760,114
Goodwill	24,093	24,093
Other assets	19,478	16,435
Total assets	$1,352,329	$1,358,146

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$116,318	$114,094
Accrued payroll and related expenses	33,326	33,444
Accrued insurance expenses	5,880	6,353
Accrued state, local and other taxes	8,862	11,315
Income taxes payable	168	1,553
Other accrued expenses	1,184	202
Total current liabilities	165,738	166,961
Long-term accrued insurance expenses	10,989	10,791
Notes payable to banks	51,400	83,700
Long-term pension liabilities	28,076	22,573
Other long-term liabilities	3,140	3,545
Deferred income taxes	146,035	162,623
Total liabilities	405,378	450,193
Common stock	21,904	21,972
Capital in excess of par value	—	—
Retained earnings	939,336	898,232
Accumulated other comprehensive loss	(14,289)	(12,251)
Total stockholders' equity	946,951	907,953
Total liabilities and stockholders' equity	$1,352,329	$1,358,146

3rd Quarter 2013 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with U.S. GAAP. RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended September 30, (Unaudited)	Third Quarter		% BETTER	Nine Months		% BETTER
	2013	2012	(WORSE)	2013	2012	(WORSE)

Reconciliation of Net Income to EBITDA
Net Income	$53,760	$66,040	(18.6)%	$129,252	$219,055	(41.0)%
Add:
Income tax provision	33,083	37,007	10.6	81,810	133,510	38.7
Interest expense	283	441	35.8	1,565	1,687	7.2
Depreciation and amortization	53,211	54,082	1.6	158,799	159,602	0.5
Less:
Interest income	8	16	(50.0)	73	25	192.0
EBITDA	$140,329	$157,554	(10.9)%	$371,353	$513,829	(27.7)%

EBITDA PER SHARE
Basic	$0.65	$0.73	(11.0)%	$1.72	$2.39	(28.0)%
Diluted	$0.65	$0.73	(11.0)%	$1.71	$2.37	(27.8)%